                                                                   EXHIBIT 10.29

                        SEPARATION AGREEMENT AND RELEASE

         THIS SEPARATION AGREEMENT AND RELEASE ("Agreement") is made and entered by and between James A. White ("White" or "Employee") and Pentair, Inc. ("Pentair" or the "Company").

         1. Consideration. In consideration for the mutual promises exchanged herein and for the payments to White set forth herein, White acknowledges the full, complete, and final settlement of any and all claims, actions, causes of action or costs, including attorneys' fees, against the Company and the other persons and entities released herein.

         2. Discharge of Claims. White, on behalf of himself, his agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents, subsidiaries and successors, and all affiliated companies and corporations (including, without limitation, Porter-Cable Corporation) from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his employment or termination of employment with the Company and its affiliated companies, including but not limited to claims, demands or actions arising under the Federal Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 626, as amended by Public Law 101.433 (1990) (the "Older Workers Benefit Protection Act"), Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq., the Americans with Disabilities Act, 29 U.S.C. Section 2101, et seq., the Family Medical Leave Act, the Minnesota Human Rights Act, Minn. Stat. Section 363.01, et seq., any other federal, state or local statute, ordinance, regulation or order regarding employment, compensation for employment, termination of employment, or discrimination in employment, and the common law of any state.

         White further understands that this discharge of claims extends to, but is not limited to, all claims which he may have as of the date of this Agreement against the Company and its affiliated companies, based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, including all claims for items of compensation and benefits except as prohibited by law.

         3. Confidential Information Acquired During Employment. White agrees that he will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which White acquired while working for the Company. Further, White agrees that he will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the


                                   Page 1 of 9

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Company. White acknowledges that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

         4. Confidentiality. White represents and agrees that he will keep the terms and existence of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to anyone, except for his counsel, tax accountant, spouse or except as may be required by law or agreed to in writing by the Company.

         5. Non-Solicitation/Non-Competition Agreement. White acknowledges that during his employment at Pentair and with its subsidiaries and affiliates, he became familiar with trade secrets, know-how, executive personnel, business strategies, product development and other confidential and proprietary information concerning the business of Pentair and other members of the Pentair controlled group of companies (the "Group"). In consideration for the benefits paid to White under this Agreement (including, but not limited to, those benefits in Paragraph 10.b. hereof), White agrees that he shall not, either directly or indirectly, for a period of three (3) years from the Separation Date as defined in Paragraph 7 of this Agreement, and without the prior written consent of Pentair:

                  a. own, manage, control, participate in, consult with or render services of any kind for any concern which engages in a business which is competitive with any business being conducted, or contemplated being conducted as known by Employee, by the Group as of the Separation Date;

                  b. become an employee or agent of any publicly traded corporation or other entity, or any division or subsidiary of such a corporation or entity, where more than five percent (5%) of such organization's business is in competition with any business being conducted, or contemplated being conducted as known by Employee, by the Group as of the Separation Date, unless the annual sales of such organization do not exceed $40 million;

                  c. participate in any plan or attempt to acquire the business or assets of the Group or control of the voting stock of any member thereof, or in any manner interfere with the control of Pentair, whether by friendly or unfriendly means;

                  d. induce or attempt to induce any individual to leave the employ of Pentair or any other Group member or hire any such individual who approaches him or her for employment; or

                  e. engage in, directly or indirectly, the solicitation of customers of Pentair or any Group member to do business with any competitor of such organization with respect to a competing product.


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The Company's sole and exclusive remedy for a breach by White of any obligation under paragraph 5 of this Agreement shall be that the Company shall have no further obligation to make any payments contemplated under paragraph 10.b. hereof, and, in such event, White shall forfeit all past and future payments under paragraph 10.b. hereof.

         6. No Wrongdoing. White and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of the Company, White or any person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.

         7. Separation from Service. White's employment with Pentair ended effective September 30, 2000 (the "Separation Date"). Notwithstanding the Separation Date, White ceased to be an officer and a director of Pentair and of each Pentair subsidiary listed on the attached Schedule A as of September 13, 2000.

         8. Severance Payment. The parties acknowledge that Pentair has paid White $14,583.34 each pay period through the Separation Date. In addition to these payments, Pentair shall pay to White as severance (the "Severance Payment") the sum of $87,500 (in increments of $14,583.34 per pay period from October 1, 2000 through December 31, 2000). This amount shall be paid in accordance with the usual payroll practices of Pentair and shall be subject to applicable federal and state withholding taxes and any other deductions which have been authorized by White or which Pentair may be required by law to make. White acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this paragraph.

         9. Bonus, Stock and Equity Awards. Outstanding awards made to White under the Pentair Omnibus Stock Incentive Plan (the "Omnibus Plan") and other equity awards shall be paid as follows:

                    a. Management Incentive Plan Substitute. The parties acknowledge Employee is not eligible for a bonus under the terms of the Company's Management Incentive Plan ("MIP"). Notwithstanding the foregoing, as additional consideration to Employee, the Company will pay to Employee in February 2001 the prorated portion of the annual bonus Employee would have received if he had remained an eligible employee under the MIP using Employee's Separation Date as the date for calculating the prorated sum.

                  b. Restricted Stock. All shares of restricted stock awarded to White under the Ownership Incentive Plan or any other shall, to the extent not currently vested, be vested on January 22, 2001. White acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this subparagraph.

                  b. Incentive Compensation Units ("ICUs") [see Annotation 1 attached]. All ICUs awarded to White through 2000 under the Omnibus Plan shall be deemed to be fully vested on January 22, 2001 without regard to the

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         vesting period stated at the time of grant. The value of said awards shall be calculated and paid to White as soon as administratively feasible after the vesting date of January 22, 2001. White acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this subparagraph.

                    c. Stock Options. All outstanding stock options granted to White under the Omnibus Plan shall remain outstanding and exercisable by him through the earlier of their original maturity date and five years from the Separation Date. The date any such option is first exercisable shall not be accelerated. In the event White should die before all such options have been exercised or otherwise lapse, then the beneficiary designated by White shall have six (6) months from White's death to exercise options then outstanding. Any options not so exercised shall lapse. [To the extent options designated as incentive stock options are exercised within thirty (30) days of the last day of White's employment, they shall retain their status as qualified options; options exercised after this thirty (30) day period shall be treated as nonqualified options.] If within two years after the Separation Date White shall sell any Pentair common stock acquired pursuant to the exercise of qualified options, he shall immediately notify Pentair of such sale and shall supply all information reasonably requested by Pentair with respect to such sale. White acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this subparagraph.

                  d. Insider Status. Henson & Efron, P.A. will advise White in writing of its understanding of his status as an insider with Pentair for purposes of any stock transactions.

         10. Retirement Benefits. White shall receive payment from the tax-qualified and non qualified retirement plans maintained by Pentair as follows:

                  a. Pentair Pension Plan. White shall be entitled to receive payment of his vested accrued benefit under the Pentair Pension Plan in accordance with applicable provisions of that plan. From and after the Separation Date, White shall cease to be eligible to accrue additional benefits under the Pentair Pension Plan.

                  b. Supplemental Retirement [see Annotation 2 attached]. As a supplemental retirement benefit, White shall receive monthly benefits of $8,616.00 beginning as early as October 1, 2000 in the form of a fifteen (15) year certain benefit. (See Exhibit A to Annotation 2.) This benefit is in lieu of benefits under either the 1988 or 1999 Supplemental Executive Retirement Plans (to which White is not entitled and for which he is not eligible) and, except as otherwise provided in the Agreement, any other non-tax qualified retirement or deferred compensation arrangement sponsored by Pentair or any of its affiliates. White understands and agrees that this supplemental retirement benefit is more


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         than Pentair is required to pay under its normal policies and procedures if he had been eligible, and White acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this subparagraph.

                  c. Retirement Savings and Stock Incentive Plan ("RSIP"). White shall be entitled to receive payment of his vested accrued benefit under the RSIP in accordance with applicable provisions of that plan. White shall remain a participant in RSIP until such time as he requests and receives payment of his vested accrued benefit, but from and after the Separation Date, White shall not be entitled to make contributions to or to share in allocations of contributions made by Pentair after such date, including matching or employer discretionary contributions payable on account of service completed or deferrals made during 2000.

                  d. Non-Qualified Deferred Compensation Plan ("Sidekick"). White shall be entitled to receive payment of all amounts payable to him under the terms and conditions of the Sidekick in accordance with the payment election made by him at the time he began participation in such plan. From and after the Separation Date, White shall not be entitled to make contributions to or to share in allocations of contributions made by Pentair after such date, including matching or employer discretionary contributions payable on account of service completed or deferrals made during 2000.

                  e. Other Deferred Compensation Plan. To the extent White may have amounts payable to him by reason of his participation in the deferred compensation plan maintained by Pentair prior to implementation of Sidekick, White shall be entitled to receive payment of such deferred compensation in accordance with the annual payment elections made by him during the time he elected to participate in such plan.

         11. Insurance Benefits. White shall be eligible to elect to continue participation in various medical, dental, life and disability insurance benefits offered by Pentair as follows:

                  a. Medical and Dental Insurance. In the event White elects to continue participating in the Company's medical and dental insurance programs as are made available to employees of Pentair, the cost of providing such benefits shall be shared by Pentair and White on the same basis as if White had remained an employee of Pentair until the earlier of such time as he is eligible for such coverage with a subsequent employer or eighteen (18) months from the Separation Date. White's share of the premiums shall be paid directly to our external benefits administrator, AON. For purposes of COBRA, the continuation period shall begin on the Separation Date. At the expiration of the maximum continuation period, White shall be offered such conversion rights as are then being made available by the then insurer.


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                  b. Supplemental Disability and Supplemental Life Insurance.
         White will be covered under the Company's group life (including dependent life), short-term disability and long-term disability plans, as amended from time to time, through the Separation Date. After the Separation Date, White may elect to arrange for continuation of coverage and direct premium payment at his sole cost and expense.

                  c. Flexible Benefit Plan (125C). White shall be offered the opportunity to continue participation in the Pentair Flexible Benefit Plan consistent with the terms and provisions of said plan.

                  d. Retiree Flex Plan. White may elect to begin participation in the Retiree Flex Plan consistent with the terms and provisions of said plan at the end of the COBRA continuation period. The Company established the Retiree Flex Plan to offset a portion of a retiree's cost for medical coverage through cash credits which reimburse premiums paid or are applied against the retiree's contributions and make available a good selection of retiree medical coverage at group rates, where possible.

         12. Other Benefits or Payments. White shall be entitled to receive other payments and benefits as follows:

                  a. Flexible Perquisite Account. To the extent White does not allocate the funds toward the purchase of the Company vehicle pursuant to Section 12.b. hereof, Pentair will pay to White the sum of $11,531.78, the remaining available amount under the Pentair Flexible Perquisite Plan. White acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this subparagraph.

                  b. Company Vehicle. White may elect to turn in the Company-provided vehicle currently in his possession or purchase the vehicle for $18,046.62. The remaining Flexible Perquisite Account funds identified in Section 12.a. hereof may be used toward the vehicle purchase price, or Employee may elect to pay in cash. All applicable sales or other taxes and transfer fees shall be paid by White.

                  c. Business Expenses. Pentair will reimburse White for all business expenses incurred by him in the active performance of his duties on behalf of Pentair through September 30, 2000, provided White submits proper documentation for such expenses.


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                  d. Relocation Services. Pentair will make available to
         Employee as an additional benefit the relocation services in the form attached hereto as Schedule B.

         13. Future Employment. White will not apply for or seek employment or re-employment with the Company or its affiliated companies at any time after he signs this Agreement.

         14. Executive Placement. The Company will provide to White $20,000 which may be used toward outplacement or other services.

         15. Cooperation. White agrees that at the request of the Company, White will cooperate with and assist the Company (including cooperation and assistance in any matters involving claims or lawsuits against the Company) as requested by the Company where White has knowledge of the facts involved. In addition, White agrees that he will, at the reasonable request of the Company, execute, if necessary, nunc pro tunc, any further documents or instruments necessary or appropriate to evidence his separation from service as an officer or director of the Company, its subsidiaries, or its affiliates, including but not necessarily limited to the forms attached hereto as Schedule C. White further agrees that he will not voluntarily aid, assist, or cooperate with anyone who has claims against the Company, its affiliates or with their attorneys or agents in any claims or lawsuits which such person may bring against the Company or its affiliates. Nothing in this Agreement prevents White from testifying at an administrative hearing, arbitration, deposition, or in court, in response to a lawful and properly served subpoena.

         16. Minnesota Law Applies. The terms of this Agreement will be governed by the laws of the State of Minnesota, and shall be construed and enforced thereunder.

         17. Merger. This Agreement, and the employee benefit plans in which White participates as described herein supersede and replace all prior oral and written agreements and understandings. White understands and agrees that all claims which he has or may have against the Company are fully released and discharged by this Agreement. The only claims which White may hereafter assert against the Company are limited to an alleged breach of this Agreement.

         18. Invalidity. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

         19. White Understands the Terms of this Agreement. White warrants that
(a) other than stated herein, no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) White is legally competent to execute this Agreement and accepts full responsibility therefor;
(d) the Company, by this Agreement, has advised White to consult with an attorney, and White has


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consulted with his attorney, _______________________, Esq. regarding the purpose and effect of this Agreement; (e) the Company has allowed White at least twenty-one (21) days within which to consider this Agreement, specifically White may sign this Agreement any time prior to _____________, 2000, at which time it will be automatically withdrawn without further notice; (f) White understands that he may nullify and rescind this Agreement as far as it extends to his release of claims arising under Minn. Stat. Section 363.01 et seq., the Minnesota Human Rights Act, and under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 626, as amended by Public Law 101.433 (1990) (the "Older Workers Benefit Protection Act") at any time within fifteen (15) days from the date of his signature below and, in the event of such election, White shall only be entitled to receive $1,000 which the parties acknowledge is consideration for White's release of all claims other than those arising under Minn. Stat. Section 363.01 et seq., the Minnesota Human Rights Act, and under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 626, as amended by Public Law 101.433 (1990) (the "Older Workers Benefit Protection Act"); (g) in the event White elects to nullify and rescind portions of his release under this Agreement pursuant to (f) of this paragraph, he must indicate his desire to do so in writing and deliver that writing to Deb S. Knutson, Vice President, Human Resources, Pentair, Inc., Wells Fargo Center, 90 So. 7th
Street, 36th Floor, Minneapolis, MN 55402 by hand or by certified mail; and (g) White further understands that if he exercises his rescission rights hereunder, the Company will not be bound by the terms of this Agreement (except the obligation to pay White $1,000), and White will have to disgorge in full any monies and benefits received pursuant to this Agreement other than the $1,000 sum.

Dated: November 27, 2000
                                            ------------------------------
                                                James A. White


Subscribed and sworn to before
 me this ____ day of ___________, 2000.

------------------------------
Notary Public


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Dated:                                 PENTAIR, INC.
      ------------------------

                                       By
                                          -------------------------
                                       Its
                                           ------------------------

Subscribed and sworn to before
me this ____ day of ________, 2000.


------------------------------
Notary Public


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                                   SCHEDULE A

                        POSITIONS HELD BY JAMES A. WHITE
                           AT PENTAIR AND SUBSIDIARIES

COMPANY                                          TITLE
-------                                          -----
Pentair, Inc.                                    EVP; President, Professional
                                                 Tools and Equipment Group

Pentair, Inc.                                    Employee

Porter-Cable Corporation                         Chairman, Director

Pentair Tools & Equipment Sales Co.              Chairman, Director

Delta International Machinery Corporation        Chairman, Director

Biesemeyer Manufacturing Corporation             Chairman, Director

Flex Elektrowerkzeuge GmbH                       Geschaftsfuhrer

Porter-Cable de Mexico SrL decv                  Chairman, Director

Porter-Cable Argentina SrL                       Chairman, Manager

Porter-Cable Chile                               Chairman, Manager

Porter-Cable Argentina LLC                       Chairman, Governor

Century Manufacturing Company                    Chairman, Director

Lincoln Automotive Company                       Chairman, Director

Apno S.A. de C.V.                                Chairman, Director

DeVilbiss Air Power Company                      Chairman, Director

Falcon Manufacturing, Inc.                       President, Director

Pentair Canada, Inc.                             Chairman, President, Director

                                   SCHEDULE B

                                Relocation Sheets

                                   SCHEDULE C

                                Separation Forms

                               ANNOTATION 1 [ICUs]

                               ANNOTATION 2 [SERP]